Exhibit 10.1

PARENT GUARANTEE

THIS GUARANTEE (this “Guarantee”) is made and entered into this 14th day of March, 2010, by and among CONSOL Energy Inc., a corporation organized under the Laws of the State of Delaware (the “Guarantor”), and Dominion Resources, Inc., a corporation organized under the Laws of the Commonwealth of Virginia, Dominion Transmission, Inc., a corporation organized under the Laws of the State of Delaware, and Dominion Energy, Inc., a corporation organized under the Laws of the Commonwealth of Virginia (collectively, the “Sellers”). Guarantor, on the one hand, and Sellers, on the other hand, are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Guarantee shall have the meanings ascribed to them in the PSA (as defined below).

RECITALS

A. Guarantor’s subsidiary, CONSOL Energy Holdings LLC VI, a limited liability company organized under the Laws of the State of Delaware (“Purchaser”), has, as of the date hereof, entered into that certain Purchase and Sale Agreement (the “PSA”) with the Sellers, for the purchase by Purchaser of the Additional Assets and the Shares.

B. Guarantor, directly or indirectly, owns all of the equity interests in Purchaser.

C. As a condition precedent to the execution of the PSA, the Sellers require the execution of this Guarantee.

NOW, THEREFORE, in order to induce the Sellers to sell, assign and deliver the Interests to Purchaser as provided in the PSA, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guarantee. Guarantor hereby unconditionally and irrevocably guarantees to the Sellers the prompt, punctual and full payment and performance of (a) the obligations and covenants of Purchaser under the PSA prior to and including Closing and (b) following Closing, Purchaser’s obligations and covenants to pay when due any amounts owing under the PSA, including, without limitation, the exhibits thereto and all other agreements to be executed under the terms thereof, as now or hereafter amended, in accordance with the terms and conditions thereof ((a) and (b) collectively, the “Obligations”).

2. Term. This Guarantee is a continuing guarantee of payment and performance and not of collection. This Guarantee shall remain in full force and effect until the earlier to occur of (a) the termination of the PSA in accordance with its terms and (b) the date Purchaser has fully discharged all of the Obligations, and for four months thereafter, subject to the provisions of Section 4 of this Guarantee.

3. Enforcement. Guarantor’s obligations are primary obligations and independent of all of Purchaser’s obligations to the Sellers. Upon default by Purchaser with respect to any of the Obligations, the Sellers shall have no obligation to proceed against Purchaser, and may proceed directly against Guarantor without proceeding against Purchaser or any other person or pursuing any other remedy. Guarantor agrees to reimburse the Sellers for all costs and expenses (including, without limitation, court and arbitration costs and reasonable attorneys’ fees) incurred by the Sellers in connection with the enforcement of the Sellers’ rights under this Guarantee.

4. Invalidation of Payments. As a separate, independent and alternative stipulation, Guarantor irrevocably and unconditionally agrees as a primary obligation to indemnify the Sellers from time to time on demand from and against any loss incurred by the Sellers as a result of any of the Obligations not being paid or performed in the manner required under the PSA by the date due or being or becoming void, voidable or unenforceable for any reason whatsoever, whether known or unknown to the Sellers or Purchaser, the amount of such loss being the amount which the Sellers would otherwise be entitled to recover from Purchaser under the PSA with respect to such Obligations and provided that recovery shall be without duplication to recovery under other provisions of this Guarantee. Guarantor’s obligations hereunder shall not be affected by the commencement of any proceedings by or against Purchaser under the Bankruptcy Code (U.S.C. Title 11) or any other liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws affecting the rights of creditors generally, any stay or ruling thereunder, or the disallowance of any claim thereunder. If all or any part of any payment to or for the benefit of the Sellers in respect of the Obligations shall be invalidated, declared to be fraudulent or preferential, set aside or required for any reason to be repaid or paid to a trustee, receiver or other third party, then any Obligations that otherwise would have been satisfied by that payment or partial payment shall be revived and continue in full force and effect as if that payment had not been made. Guarantor shall be fully and primarily liable for such Obligations and as set forth in this Guarantee.

5. Waiver of Defenses. The Sellers may, without notice to or consent of Guarantor (a) extend or, with the prior written consent of Purchaser, alter, the time, manner, place or terms of payment or performance of the Obligations, or (b) waive, or, with the prior written consent of Purchaser, amend any terms of the PSA or any other agreement executed pursuant to the PSA, or (c) release Purchaser from any or all Obligations, or (d) release any other guarantee or security for the Obligations, without in any way changing, releasing or discharging Guarantor from liability hereunder. Guarantor hereby waives any defenses which Purchaser or any other person liable for the Obligations may have or assert regarding (i) the insolvency, bankruptcy, liquidation or dissolution of Purchaser or such other person or (ii) the invalidity, illegality, voidability or unenforceability of all or any portion of the Obligations as a result of ultra vires or other lack of authority, defective formation or other organizational deficiencies or similar types of defenses. Guarantor further waives notice of the acceptance of this Guarantee, presentment, demand, protest, and notices of protest, nonpayment, default or dishonor of the Obligations, and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, as well as the benefits of Chapter 43 of the Texas Civil Practice and Remedies Code and Rule 31 of the Texas Rules of Civil Procedures, and of any similar statutes. Nothing in this Guarantee shall limit or otherwise affect the rights of Purchaser under the terms of the PSA.

6. Representation and Warranties. Guarantor represents and warrants to the Sellers that: (a) Guarantor has received, or will receive, direct or indirect benefit from the making of this Guarantee; (b) Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; (c) Guarantor has the requisite corporate power to enter into this Guarantee and to perform its obligations hereunder; (d) the execution, delivery and performance of this Guarantee have been duly and validly authorized by all necessary corporate action on the part of Guarantor; (e) this Guarantee has been duly executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms; (f) the execution, delivery and performance of this Guarantee will not (i) violate any provision of the certificate of incorporation or bylaws (or other governing instruments) of Guarantor or (ii) violate any judgment, order, ruling, or regulation applicable to Guarantor; (g) the execution, delivery and performance of this Guarantee by Guarantor will not be subject to any consent, approval or waiver from any Governmental Body or other third Person; (h) Guarantor possesses the necessary financial capability to fulfill the Obligations; and (i) there are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Guarantor’s knowledge, threatened against Guarantor.

7. Assignment. This Guarantee and the rights and obligations hereunder shall not be assignable or transferable by Guarantor except with the prior written consent of the Sellers.

8. Amendments and Waivers. No amendment, modification or waiver in respect of this Guarantee shall be effective unless, in the case of an amendment or modification, such amendment or modification shall be in writing and signed by Guarantor and the Sellers, and, in the case of a waiver, such waiver shall be in writing, specifically refer to this Guarantee and be signed by the Person against which such waiver is sought to be enforced.

9. Notices. All notices and other communications shall be in writing and shall be delivered by hand or sent, postage prepaid, by express mail or reputable overnight courier service to the address for the Sellers set forth in Section 12.2 of the PSA or, in the case of Guarantor, to the following address:

CONSOL Energy Inc.

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attn: Stephen W. Johnson

Telephone: (724) 485-4163

Telecopy: (724) 485-4836

Each Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

10. Governing Law. This Guarantee and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

11. Counterparts. This Guarantee may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

12. Entire Agreement. This Guarantee constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

13. Severability. If any term or other provision of this Guarantee is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Guarantee on the day and year first written above.

GUARANTOR:

CONSOL ENERGY INC.

By:	/s/ J. Brett Harvey
Name:	J. Brett Harvey
Title:	President and Chief Executive Officer

SELLERS:

DOMINION RESOURCES, INC.

By:	/s/ Thomas F. Farrell II
Name:	Thomas F. Farrell II
Title:	President and Chief Executive Officer

DOMINION ENERGY, INC.

By:	/s/ David A. Christian
Name:	David A. Christian
Title:	President

DOMINION TRANSMISSION, INC.

By:	/s/ Gary L. Sypolt
Name:	Gary L. Sypolt
Title:	President

[Signature Page to Parent Guarantee]